Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE                                                                                                                                                                                                             FOR MORE INFORMATION
May 3, 2010                                                                                                                                                                                                                                           Contact:  Kary Brunner, re: N-1028
                                                                                                                                                                                                                                                                                 630 388-2529
                                                                                                                                                                                                                                 Media Contact:  Richard Caragol
                                                                                                                                                                                                                                                 630 388-2686

NICOR REPORTS 2010 PRELIMINARY FIRST QUARTER EARNINGS AND 2010 ANNUAL OUTLOOK

Naperville, IL – May 3, 2010—Nicor Inc. (NYSE: GAS) today reported first quarter 2010 preliminary net income, operating income and diluted earnings per common share were $60.5 million, $96.0 million and $1.33, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $43.8 million, $59.9 million and $0.96, respectively.

Earnings for the three months ended March 31, 2010, compared to 2009, reflect higher operating income in the company’s gas distribution and other energy-related businesses, as well as improved corporate operating results, partially offset by lower operating results in the company’s shipping business.  The three-months-ended comparisons also reflect lower pre-tax equity investment income and a higher effective income tax rate in 2010.

“Our consolidated results for the first quarter were solid, especially considering the difficult economic conditions that we are operating in,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “Our gas distribution business and other energy ventures are performing in-line with our expectations.  Tropical Shipping is facing continued pressure on revenue due to the market economics in the Bahamas and Caribbean, but we are actively addressing these challenges to minimize the impact of this economic downturn.”

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Details regarding the first quarter 2010 preliminary financial results compared to the same period in 2009 follow:

•	Gas distribution operating income increased $39.4 million for the three months ended March 31, 2010 compared to the prior year period. The three-month results reflected:

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Lower operating and maintenance expenses ($26.8 million) due primarily to lower bad debt expense and lower company use and storage-related gas costs, partially offset by costs associated with the energy efficiency program established in the 2009 rate orders.  As a result of the previously disclosed Illinois Commerce Commission (ICC) approval of the bad debt rider in February 2010, the company recognized a $31.7 million pre-tax benefit attributable to 2008’s and 2009’s net under-recovery of bad debt expense.  Partially offsetting this benefit was higher 2010 bad debt expense recognized under the terms of the bad debt rider attributable to the $63 million benchmark and first quarter billings pursuant to that rider.

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Higher gas distribution margin ($14.0 million) due to the base rate increase (approximately $14 million) and higher revenue from the energy efficiency and bad debt cost recovery riders noted above (approximately $9 million), partially offset by lower natural gas deliveries due to warmer weather in 2010 compared to 2009 (approximately $5 million), and lower interest on customer balances (approximately $2 million).

-	Higher depreciation expense ($1.6 million).

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•
Shipping operating results decreased $7.1 million for the first quarter 2010 compared to the prior year due to lower operating revenues and higher operating costs.  Lower operating revenues were due primarily to lower average rates.  Higher operating costs were primarily due to higher transportation-related costs (due in large part to higher fuel prices) and repairs and maintenance expense, partially offset by lower charter costs.

•
Other energy ventures operating income increased $1.8 million for the three months ended March 31, 2010 compared to the prior year due primarily to higher operating income at the company’s retail energy-related products and services businesses, partially offset by lower operating income at the company’s wholesale natural gas marketing business.

Higher operating results for the first quarter 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses were due primarily to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses were attributable to lower average cost per utility-bill management contract, partially offset by higher average contract volumes.  Lower operating revenues were due to lower average revenue per utility-bill management contract partially offset by higher average contract volumes.

Lower operating income in the company’s wholesale natural gas marketing business for the three months ended March 31, 2010, compared to the prior year, was due to unfavorable costing of physical sales activity and unfavorable results from risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.  Partially offsetting these factors were favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.

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The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results improved $2.0 million for the first quarter 2010, compared to the same period in 2009, due to a lower weather-related cost and an insurance recovery related to a legal matter settled in a prior year.  The company recorded a $1.3 million pre-tax weather-related cost in the three months ended March 31, 2010, compared to a $2.6 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The three-months-ended March 31, 2010 financial results, compared to the same period in 2009, reflect lower pre-tax equity investment income and a higher effective income tax rate.  Lower equity investment income was due primarily to a $10.1 million pre-tax gain recorded in the first quarter of 2009 related to the sale of the company’s equity investment interest in EN Engineering.

2010 Earnings Outlook
The company estimates 2010 diluted earnings per common share will be in the range of $3.10 to $3.30.  This range remains unchanged from the company’s original guidance provided in its 2009 year-end earnings release on February 24, 2010 and includes the $31.7 million pre-tax net recovery noted above related to 2008 and 2009 bad debt expense.  Consistent with prior guidance, the annual outlook also excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2010 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on normal weather for the final three quarters of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary first quarter 2010 financial results and 2010 annual outlook.  The conference call will be this Monday morning, May 3, 2010 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Tuesday, May 18, 2010.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 13928469.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.
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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)
	Three months ended
	March 31
	2010	2009
Operating revenues
Gas distribution	$1,068.8	$984.0
Shipping	83.5	89.4
Other energy ventures	65.7	77.1
Corporate and eliminations	(25.1)	(39.7)
Total operating revenues	1,192.9	1,110.8

Operating expenses
Gas distribution
Cost of gas	787.9	716.4
Operating and maintenance	63.8	90.6
Depreciation	46.0	44.4
Taxes, other than income taxes	77.9	78.8
Shipping	84.0	82.8
Other energy ventures	61.3	74.5
Other corporate expenses and eliminations	(24.0)	(36.6)
Total operating expenses	1,096.9	1,050.9

Operating income (1)	96.0	59.9
Interest expense, net of amounts capitalized	9.0	9.3
Equity investment income, net	1.5	11.7
Interest income	.2	.6
Other income, net	.2	.2

Income before income taxes	88.9	63.1
Income tax expense, net of benefits	28.4	19.3

Net income	$60.5	$43.8

Average shares of common stock outstanding
Basic	45.4	45.4
Diluted	45.6	45.4

Earnings per average share of common stock
Basic	$1.33	$.97
Diluted	1.33	.96

(1) Operating income (loss) by business
Gas distribution	$93.2	$53.8
Shipping	(.5)	6.6
Other energy ventures	4.4	2.6
Corporate and eliminations	(1.1)	(3.1)
	$96.0	$59.9

Nicor Inc.
Gas Distribution Statistics
	Three months ended
	March 31
	2010	2009
Operating revenues (millions)
Sales
Residential	$715.9	$648.1
Commercial	185.3	167.8
Industrial	21.9	19.5
	923.1	835.4
Transportation
Residential	14.3	14.3
Commercial	24.6	27.3
Industrial	10.5	10.2
Other	1.4	3.6
	50.8	55.4
Other revenues
Revenue taxes	73.9	74.7
Environmental cost recovery	6.9	5.7
Chicago Hub	1.5	2.0
Other	12.6	10.8
	94.9	93.2
	$1,068.8	$984.0
Deliveries (Bcf)
Sales
Residential	90.7	96.3
Commercial	24.0	24.8
Industrial	3.0	3.0
	117.7	124.1
Transportation
Residential	11.2	12.2
Commercial	36.4	38.6
Industrial	29.8	30.3
	77.4	81.1
	195.1	205.2
Customers at end of period (thousands)
Sales
Residential	1,775	1,769
Commercial	132	132
Industrial	8	8
	1,915	1,909
Transportation
Residential	213	219
Commercial	49	52
Industrial	5	5
	267	276
	2,182	2,185

Other statistics
Degree days	3,026	3,185
Colder than normal (1)	4%	10%
Average gas cost per Mcf sold	$6.57	$5.64

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days.

Nicor Inc.
Shipping Statistics
	Three months ended
	March 31
	2010	2009

Twenty-foot equivalent units (TEUs) shipped (thousands)	42.5	42.6

Revenue per TEU	$1,963	$2,100

At end of period

Ports served	25	25

Vessels operated	15	16